          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           Boise Cascade Corporation
                              One Jefferson Square
                                  P.O. Box 50
                              Boise, ID 83728-0001

                (Name of Registrant as Specified in its Charter)

                           A. James Balkins III, Esq.
                           Boise Cascade Corporation
                              One Jefferson Square
                                  P.O. Box 50
                              Boise, ID 83728-0001

                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        --------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

        --------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        --------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

        --------------------------------------------------------------------
     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        --------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

        --------------------------------------------------------------------
     3) Filing Party:

        --------------------------------------------------------------------
     4) Date Filed:

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

                                                           [LOGO]

                                            BOISE CASCADE
                                            CORPORATION

                                            ------------------------------------

                                            ANNUAL MEETING
                                            OF SHAREHOLDERS

                                            BOISE, IDAHO
                                            APRIL 22, 1994

                                            ------------------------------------

                                            NOTICE AND PROXY
                                            STATEMENT

NOTICE OF ANNUAL MEETING

                                                           [BOISE CASCADE LOGO]

One Jefferson Square               John B. Fery
P.O. Box 50                        Chairman of the Board
Boise, Idaho 83728-0001            Chief Executive Officer

March 7, 1994

Dear Shareholder:

     You are cordially invited to attend Boise Cascade's annual meeting of shareholders. The meeting will be held at the Company's headquarters, One Jefferson Square, Boise, Idaho, at 10 a.m., Mountain daylight time, on Friday, April 22, 1994. Your board of directors and management look forward to greeting personally those shareholders able to be present. However, if you are unable to attend, I urge you to return the enclosed proxy card as soon as possible.

     The meeting will be held for the following purposes:

          1.  To elect four directors to serve three-year terms.

          2. To consider and act upon a resolution to ratify the action of the board of directors in appointing Arthur Andersen & Co. as independent auditors for the Company for 1994.

          3. To transact any other business that may properly come before the meeting.

     Shareholders of record on March 3, 1994, will be entitled to vote.

     During the meeting, management will review the Company's performance during the past year and comment on the outlook for the Company. There will be time for questions shareholders may have about the Company and its operations. Management representatives will also be on hand to talk individually with shareholders about our business.

     Regardless of the number of shares you own, your vote is important. Unless you plan to attend the meeting, please sign and return the proxy card in the enclosed envelope at your earliest convenience.

Sincerely yours,

JOHN B. FERY
- ------------
John B. Fery

PROXY STATEMENT

     This statement is being mailed on or about March 7, 1994, to the shareholders of Boise Cascade Corporation (the "Company"), One Jefferson Square, P.O. Box 50, Boise, Idaho 83728-0001, in connection with the solicitation of proxies by the board of directors for the Company's 1994 annual meeting of shareholders.

     A shareholder who executes and returns the enclosed proxy may revoke it at any time prior to its exercise by delivering to the independent tabulator a later proxy, by giving the Company written notice of revocation prior to or at the annual meeting of shareholders, or by voting in person at the meeting.

     The Company has a confidential voting policy which provides that an individual shareholder's votes on a proxy card will not be disclosed to the Company other than in specified situations. The Company's proxy cards will be collected and tabulated by the inspector of election for the meeting, Corporate Election Services, Inc. The tabulator will forward comments written on the proxy cards to the Company for management's information, but information about individual shareholders' votes will not be communicated to the Company.

BUSINESS AT THE MEETING

1.  ELECTION OF DIRECTORS

     Your board of directors presently consists of twelve directors divided into three classes. Four directors are to be elected at the annual meeting, each to hold office until the 1997 annual meeting of shareholders and until a successor has been elected and qualified. All the nominees are presently directors. Eight directors will continue to serve in accordance with their previous elections.

     In the absence of other instructions, shares of the Company's common stock, Series D, Series E and Series G preferred stock represented by properly executed proxies will be voted in favor of the nominees. If any nominee becomes unavailable for election for any reason, either the proxies will be voted for a substitute recommended by the Nominating Committee and nominated by the board of directors or the board may make an appropriate reduction in the number of directors to be elected. Unless the number of directors to be elected has been so reduced, the four nominees for election as directors at the annual meeting who receive the greatest number of votes at the meeting will be elected as directors. Abstentions and broker nonvotes will have no effect on the election of directors.

NOMINEES FOR DIRECTORS WHOSE TERMS EXPIRE IN 1997

                  JOHN B. FERY, 64, was elected to the board in 1967. He has been the chief executive officer of Boise Cascade since 1972 and first became an officer of the Company in 1960. Mr. Fery became chairman of the board in 1978. He is also a director of Albertson's, Inc., The Boeing Company, Hewlett-Packard Company, and West One Bancorp.

- -------------------

                  GEORGE J. HARAD, 49, became a director in 1991. He was elected president and chief operating officer of the Company in 1991 and has been an executive officer of the Company since 1982. Mr. Harad is also a director of Allendale Insurance Co.

- -------------------

                  JAMES A. MCCLURE, 69, became a director in 1991. He served as a U.S. Senator for Idaho from 1972 through 1990 and was a member of the Senate Energy and Natural Resources Committee, the Senate Appropriations Committee, and the Senate Rules Committee. He is now of counsel to the Boise, Idaho, law firm of Givens, Pursley & Huntley and president of the Washington, D.C., consulting firm of McClure, Gerard & Neuenschwander, Inc. He is also a director of Idaho Power Company, Coeur d'Alene Mines Corp., and The Williams Companies, Inc.

- -------------------

                  EDSON W. SPENCER, 67, was elected to the board of directors in 1988. He is the former chairman of the board and chief executive officer of Honeywell Inc., an electronics manufacturing company. He is also a director of CBS Inc. and IDS Mutual Fund Group and is chairman of the board of trustees of the Mayo Foundation.

- -------------------

     Under the terms of the Company's bylaws, Mr. McClure, who will reach age 70 during 1994, must retire as a director of the Company at the annual shareholders meeting in 1995. Consequently, even though he is being elected to a three-year term, he will only serve for one year. Any vacancy on the board of directors will, pursuant to the Company's Certificate of Incorporation and bylaws, be filled by the remaining directors. The Company has a policy which, subject to certain exceptions, requires executive officers to retire no later than December 31 of the year in which the officer becomes 65 years of age. Consequently, Mr. Fery, who will reach age 65 in 1995, is not likely to continue as the Company's chief executive officer through the entire three-year term of his election as a director. Mr. Fery may or may not continue as a director of the Company following his retirement as chief executive officer.

DIRECTORS WHOSE TERMS EXPIRE IN 1996

                  ROBERT K. JAEDICKE, 65, became a director in 1983. He has been a member of the business school faculty at Stanford University for 32 years and served as dean of Stanford's Graduate School of Business from 1983 to 1990. Professor Jaedicke is also a director of Wells Fargo & Company, Homestake Mining Company, Enron Corp., GenCorp Inc., State Farm Insurance Companies, and California Water Service Company.

- -------------------

                  PAUL J. PHOENIX, 66, was elected to the board of directors in 1987. He is the former chairman of the board and chief executive officer of Dofasco Inc., a steel products company. He is also a director of The Bank of Nova Scotia, Mutual Life of Canada, and GenCorp Inc.

- -------------------

                  FRANK A. SHRONTZ, 62, was elected to the board of directors in 1989. He is chairman of the board and chief executive officer of The Boeing Company, one of the world's major aerospace firms. He is also a director of Citicorp and Minnesota Mining & Manufacturing Co.

- -------------------

                  WARD W. WOODS, JR., 51, was elected to the board of directors in 1992. He is president and chief executive officer of Bessemer Securities Corporation, a privately held investment company, and managing general partner of Bessemer Holdings, L.P. He is chairman of the board of Stant Corporation, Overhead Door Corporation, and BCP/Essex, Inc. He is also a director of Freeport-McMoran Inc. and several private companies.

- -------------------

DIRECTORS WHOSE TERMS EXPIRE IN 1995

                  ANNE L. ARMSTRONG, 66, was elected to the Company's board for the second time in 1978. She was originally elected in 1975 but resigned the following year to accept appointment as U.S. Ambassador to Great Britain. She had served earlier as a counselor to the President of the United States. Mrs. Armstrong is chairman of the board of trustees of the Center for Strategic and International Studies, Washington, D.C. She is also a director of General Motors Corporation, Halliburton Company, American Express Company, and Glaxo Holdings p.l.c.

- -------------------

                  ROBERT E. COLEMAN, 69, became a director in 1982. He is the former chairman of the board and chief executive officer of Riegel Textile Corporation. He is also a director of First Financial Management Corporation.

- -------------------

                  A. WILLIAM REYNOLDS, 60, was elected to the board of directors in 1989. He is chairman of the board and chief executive officer of GenCorp Inc., a diversified manufacturing and service company. He is also a director of Eaton Corporation and chairman of the Federal Reserve Bank of Cleveland.

- -------------------

                  ROBERT H. WATERMAN, JR., 57, was elected to the board in 1987. He was formerly a senior partner of McKinsey & Company, Inc., a management consulting firm. He is the founder and president of The Waterman Group, Inc., a research, writing, and venture management firm. Mr. Waterman has authored several books and essays on business management. He is also a director of AES Corporation, The ASK Group, and McKesson Corporation.

- -------------------

BOARD MEETINGS AND ATTENDANCE OF DIRECTORS

     During 1993, the board of directors held five regular meetings and one special meeting. All directors attended at least 75 percent of the total meetings of the board and the committees on which they served.

COMMITTEES OF THE BOARD OF DIRECTORS

     The board of directors has a Committee of Outside Directors. This committee, composed of all ten nonemployee directors of the Company, is responsible for reviewing the performance of the chief executive officer. This committee also reviews the performance and processes of the board of directors and communication among the board, management, and shareholders. The Committee of Outside Directors meets at least once each year, without management directors present, under the leadership of Mrs. Anne L. Armstrong. During 1993, this committee held two meetings.

     The board of directors has an Executive Committee. The committee can exercise most of the powers and authorities of the full board in the management of the business and affairs of the Company. The committee chair is John B. Fery, and its other members are Mrs. Armstrong and Messrs. Coleman, Harad, Jaedicke, and Spencer. During 1993, this committee did not meet.

     The board of directors has an Executive Compensation Committee, composed of the Company's nonemployee directors excluding any director who is an executive officer of another company on whose board of directors any executive officer of the Company serves. In addition, this committee has no members who are employees of another company which engages in significant financial transactions with the Company. The Executive Compensation Committee is responsible for establishing all executive officer compensation and for administering stock option and variable compensation programs applicable to officers and directors. The committee chair is Robert E. Coleman, and its other members are Mrs. Armstrong and Messrs. Jaedicke, Phoenix, Reynolds, Spencer, Waterman, and Woods. During 1993, this committee held three meetings.

     The board of directors has an Audit Committee composed of five members, none of whom is an officer or an employee of the Company. The committee meets periodically with management, the Company's Internal Audit staff, and representatives of the Company's independent auditors to assure that appropriate audits of the Company's affairs are being conducted. In carrying out these responsibilities, the committee reviews the scope of internal and external audit activities and the results of the annual audit. The committee is also responsible for recommending a public accounting firm to serve as independent auditors each year. Both the independent auditors and the internal auditors have direct access to the Audit Committee to discuss the results of their examinations, the adequacy of internal accounting controls, and the integrity of financial reporting. The committee chair is Robert K. Jaedicke, and its other members are Messrs. McClure, Phoenix, Shrontz, and Spencer. During 1993, the committee held two meetings.

     The board of directors also has a Nominating Committee composed of six members, none of whom is an officer or employee of the Company. The committee reviews candidates to be considered for nomination to the board of directors and makes recommendations to the board. The committee chair is Edson W. Spencer, and its other members are Messrs. McClure, Reynolds, Shrontz, Waterman, and Woods. During 1993, the committee held three meetings.

     The board of directors has established qualifications which the Nominating Committee uses to evaluate board candidates. These qualifications provide that a director should have the ability to apply good, independent judgment in a business situation and should be able to represent the interests of all the Company's shareholders and constituencies. In addition, the Nominating Committee will consider candidates based on demonstrated maturity and experience; a geographic balance; diversity; special expertise in natural resources, environmental, energy, and health issues; and background as an educator in the fields of business, economics, or the sciences. A director must be free of any conflicts of interest which would interfere with his or her loyalty to the Company and its shareholders.

     Shareholders wishing to suggest nominees for the Nominating Committee's consideration for future elections should write to A. James Balkins III, Corporate Secretary and Associate General Counsel, One Jefferson Square, P.O. Box 50, Boise, Idaho 83728-0001, stating in detail the proposed nominee's qualifications and other relevant biographical information and providing an indication of the proposed nominee's consent to accept nomination. Shareholders wishing to nominate directors directly rather than through the Nominating Committee should review the procedures described in this proxy statement under "Shareholder Proposals -- Shareholder Nominations for Directors."

DIRECTORS' COMPENSATION

     Directors, except those who are also officers of the Company, are paid an annual retainer of $27,000 plus a fee of $1,500 for each board meeting attended in person. Committee chairs receive an additional $6,500 per year. Directors receive $600 for any meeting of the board or of any committee conducted by telephone, $600 for personal attendance at the meeting of any committee to which they are assigned, and $600 for any action by consent in lieu of meeting. The directors are reimbursed for travel and other expenses related to attendance at the meetings.

     Nonemployee directors may elect to have any or all of their retainers and meeting fees paid in the form of stock options, rather than cash, through the Director Stock Option Plan (the "DSOP"). Under the DSOP, nonemployee directors must specify by each December 31 the amount or percentage of their cash compensation to be earned in the following calendar year that they wish to have paid in the form of stock options. The DSOP has been approved by the Company's shareholders.

     The options are granted at the end of each calendar year to participating directors and are designed to be equal in value to the amount of compensation elected by each director to be paid in this form rather than cash compensation. The options have an exercise price of $2.50 per share, are exercisable six months following the date of grant, and expire three years following the director's resignation, retirement, or termination as a director of the Company. The number of option shares granted to each participating director is based primarily upon the amount of compensation which he or she has elected not to receive in cash. Seven of the ten eligible directors participated in the DSOP in 1993, and six directors have elected to participate in the plan in 1994.

     The Company also has two deferred compensation plans for nonemployee directors. The first plan, adopted in 1983, allowed each director to defer a portion of his or her compensation earned between January 1, 1984, and December 31, 1987. Any director elected after January 1, 1984, could participate for all subsequent calendar years remaining in the four-year period ending December 31, 1987. A similar plan adopted in 1987, originally effective for a four-year period from January 1, 1988, to December 31, 1991, provides many of the same terms and has been extended through December 31, 1995.

     Under both plans, a director may defer from a minimum of $5,000 to a maximum of 100 percent of his or her director's cash compensation in a calendar year. Under the 1983 plan, interest accrues on the deferred amount at a monthly rate equal to Moody's Composite Average of Yields on Corporate Bonds plus four percentage points. Under the 1987 plan, interest accrues on these accounts at a rate equal to 130 percent of Moody's Composite Average of Yields on Corporate Bonds. Each plan provides for a minimum death benefit based upon the amount of the four-year deferral. The Company has purchased corporate-owned life insurance policies to help offset the expense of the plans. The 1983 and 1987 directors' deferred compensation plans provide for payment of the Company's obligations under the plans through a trust in the event of a change in control of the Company (as defined in the plans). For more information on this trust, see "Other Benefit Plans -- Deferred Compensation and Benefits Trust." As of December 31, 1993, three current directors were participating in the 1983 plan, and seven directors were participating in the 1987 plan.

CONSULTING AGREEMENT

     James A. McClure is president of the consulting firm of McClure, Gerard & Neuenschwander, Inc., located in Washington, D.C. This firm provides consulting services in the area of governmental and environmental affairs at the national level. The Company paid $25,000 to the firm for consulting services in 1993 and has retained the firm's services for 1994.

2.  RATIFICATION OF APPOINTMENT OF AUDITORS

     Subject to shareholder ratification, the board of directors has appointed the public accounting firm of Arthur Andersen & Co. to be the Company's independent auditors for 1994. Representatives of the firm will be available at the annual meeting to respond to questions from shareholders. They have advised the Company that they do not presently plan to make a statement at the meeting, although they will have the opportunity to do so.

     In the absence of other instructions, shares represented by properly executed proxies will be voted "FOR" the ratification of the appointment of Arthur Andersen & Co. as auditors for 1994.

    The Board of Directors Unanimously Recommends a Vote "FOR" Ratification of the Appointment of Arthur Andersen & Co. as Auditors for 1994.

3.  OTHER BUSINESS

     The Company's management knows of no other matters to be brought before the meeting for a vote. If, however, other matters are presented for a vote at the meeting, the proxy holders will vote the shares represented by properly executed proxies according to their judgment on those matters.

     At the meeting, management will report on the Company's business, and shareholders will have an opportunity to ask questions.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     According to information furnished to the Company by the directors, nominees for director, and executive officers, the shares of Company common stock beneficially owned by them on December 31, 1993, were as follows:

- -----------------------------------------------------------------------------------------------------------------
                                                                              AMOUNT AND NATURE OF       PERCENT
                          NAME OF BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP       OF CLASS
- -----------------------------------------------------------------------------------------------------------------
DIRECTORS(1)
Anne L. Armstrong...........................................................           2,659                  *
Robert E. Coleman...........................................................           3,135                  *
John B. Fery................................................................         519,920(2)             1.3%
George J. Harad.............................................................         244,675(2)(3)            *
Robert K. Jaedicke..........................................................             396                  *
James A. McClure............................................................           2,277                  *
Paul J. Phoenix.............................................................           1,386                  *
A. William Reynolds.........................................................           5,934                  *
Frank A. Shrontz............................................................           1,000                  *
Edson W. Spencer............................................................          10,331                  *
Robert H. Waterman, Jr......................................................           4,666                  *
Ward W. Woods, Jr...........................................................          12,927                  *
OTHER NAMED EXECUTIVES
Peter G. Danis Jr...........................................................         142,351(2)               *
Rex L. Dorman...............................................................         120,466(2)               *
John H. Wasserlein..........................................................          98,802(2)               *
All directors, nominees for director,
  and executive officers as a group(1)(2)(3)(4).............................       2,208,717                5.5%

* Less than 1 percent of class
- -----------------------------------------------------------------------------------------------------------------

(1) Beneficial ownership for the directors includes all shares held of record or in street name, plus options granted but unexercised under the Director Stock Option Plan ("DSOP"), described under "Election of
    Directors -- Directors' Compensation." The number of shares subject to options under the DSOP included in the beneficial ownership table is as follows: Mrs. Armstrong, 1,159 shares; and Messrs. Coleman, 1,135 shares; McClure, 2,027 shares; Phoenix, 1,053 shares; Reynolds, 3,934 shares; Spencer, 4,281 shares; Woods, 2,927 shares; and directors as a group, 16,516 shares.

(2) As indicated in the following table, the beneficial ownership for these executive officers includes all shares held of record or in street name, plus options granted but unexercised under the Key Executive Stock Option Plan ("KESOP"), described under "Compensation Tables -- Stock Options," and interests in shares of common stock held by the trustee of the Company's Savings and Supplemental Retirement Plan ("SSRP"), described under "Other Benefit Plans -- Savings and Supplemental Retirement Plan." The following table shows the number of shares of Convertible Preferred Stock, Series D, held in the Employee Stock Ownership Plan ("ESOP") fund of the SSRP, which is not included in the beneficial ownership table.

                                                         Common      Unexercised       SSRP          ESOP
                                                         Shares        Option        (Common      (Preferred
                                                          Owned        Shares         Stock)        Stock)
                                                         -------     -----------     --------     -----------
        John B. Fery...................................  80,213        417,920       21,787           222
        George J. Harad................................       0(3)     237,251        7,424           378
        Peter G. Danis Jr..............................     300        138,284        3,767           222
        Rex L. Dorman..................................   8,098        112,368           --           222
        John H. Wasserlein.............................       0         98,802           --           222
        All executive officers as a group.............. 111,945      1,955,790       96,271         6,321

(3) Mr. Harad also holds 1,700 depositary shares, representing ownership of 170 shares of the Company's conversion preferred stock, Series E (not included in the beneficial ownership table).

(4) The executive officers, directors, or nominees for director (individually or as a group) do not own more than 1 percent of any series of the Company's preferred stock.

EXECUTIVE COMPENSATION

     The Company is committed to providing a fair and competitive pay package to all employees. The Company's executive compensation program is designed to attract, motivate, reward, and retain the broad-based management talent critical to the Company's achievement of its objectives. During 1993, compensation for executive officers and key managers was directly linked to the Company's financial performance through a cash-based annual variable (at-risk) incentive component and was also linked to the growth in the value of the Company's stock through a stock option program.

     The Executive Compensation Committee of the board of directors, consisting entirely of nonemployee directors, is responsible for approving the compensation programs and individual salaries for the Company's executive officers. The following report is intended to assist shareholders in understanding the basis for the committee's compensation decisions during 1993.

EXECUTIVE COMPENSATION COMMITTEE REPORT

     Compensation for all the Company's employees, including its executive officers, is based on each employee's responsibilities and on his or her performance over time. In order to ensure that compensation levels remain appropriate in light of the compensation program objectives, the Company subscribes to various published reports on executive compensation and independently collects information about the compensation practices of other companies within the industry (principally the companies in the paper and forest products company index included in the performance graph following this report) and of other manufacturing companies of similar size. In addition, the Company and the Executive Compensation Committee utilize information provided by human resource consulting firms.

     The Company's executive compensation program has four principal components: base salary, annual variable incentive compensation, stock options, and other compensation plans. The Committee believes these components collectively provide a fair and competitive pay package and an appropriate relationship between an executive's compensation and the Company's performance. The committee is studying the Company's performance-based compensation plans in light of recent changes in the tax laws which limit the amount of certain types of executive officer compensation which qualify as a tax-deductible expense. The committee expects that all the compensation paid to the executive officers for 1994 will qualify for a federal income tax deduction by the Company.

Base Salary. A salary range is established for each salaried position in the Company, including each executive officer position. The midpoint of each salary range is equal to the average salary of equivalent positions at the other companies which the Company uses for comparison purposes. The Committee determines each executive officer's base salary by reviewing his or her sustained performance over time and correspondingly positioning the individual's salary in the salary range for his or her position.

     In 1993, two-thirds of the Company's salaried employees and two-thirds of the executive officers, including Mr. Fery, did not receive a salary increase. Mr. Fery has not accepted a salary increase since April 1990. As a result, Mr. Fery's 1993 annual base salary of $619,500 was below the midpoint of the designated salary range for the chief executive officer and chairman of the board. As described above, Mr. Fery's salary range was established by comparisons with the salaries of chief executive officers with comparable responsibilities.

     Although Mr. Fery has not received a salary increase since 1990, the Executive Compensation Committee believes Mr. Fery has successfully led the implementation of the Company's strategy, focusing on growth in business and printing papers, growth in the commercial channel of office products distribution, and growth in value-added building products. This has been accomplished while substantially lowering manufacturing, distribution, and overhead costs throughout the Company, improving its product mix, and increasing its fiber self-sufficiency in the Pacific Northwest. Mr. Fery is currently directing the Company through a very difficult economic environment, characterized by a severe supply-demand imbalance in the Company's key paper grades. He is providing leadership to the Company's employees in the pursuit of process improvement, cost reduction, and customer satisfaction.

Annual Variable Incentive Compensation. The Executive Compensation Committee establishes criteria for the Company's annual executive officer variable incentive compensation program, or pay at risk. This plan, together with similar plans for specific operating divisions or locations, is applicable to about 640 of the Company's key managers, including all the executive officers. For 1993, the criteria for the executive officer plan specified percentages of the participants' compensation to be paid as additional cash compensation if the Company's return on shareholders' equity reached specified levels for the year. Under this plan, approximately one-half of the chief executive officer's potential annual cash compensation was at risk, depending on the Company's financial performance. Criteria for certain of the variable incentive compensation plans applicable to nonofficer employees include factors relating to performance of an operating division or a specific facility.

     The 1993 program for the chief executive officer and chief operating officer of the Company provided that no variable incentive compensation would be paid unless the Company earned (subject to certain adjustments) a return on shareholders' equity of at least 2.9 percent, or $.60 per share. At this level of performance, payment would have been 10 percent of the chief executive officer's and chief operating officer's base salary. Since the Company's 1993 financial performance was below this target, no compensation was paid under this program for 1993. Likewise, no payment was made under the program for 1991 or 1992. For 1993, the maximum potential payment under this program could only have been paid if the Company's performance had exceeded a return on shareholders' equity of 20.2 percent, or $5.42 per share.

Stock Options. The Company's long-term incentive compensation for executive officers and other key managers is provided through grants of stock options. The stock option plan has been approved by the Company's shareholders and is administered by the Executive Compensation Committee of the board of directors. Stock options have generally been granted to plan participants each year. The number of stock options granted is determined by a competitive compensation analysis and consultants' recommendation and is based on each individual's salary range and responsibility. All grants have been made with an exercise price equal to the fair market value of the Company's common stock on the date of grant.

     During 1993, stock options were granted to the Company's executive officers and other participating employees. Mr. Fery received a grant of an option to purchase 77,200 shares of the Company's common stock. In determining the number of shares to include in Mr. Fery's grant, the committee considered Mr. Fery's performance, information about stock option grants to chairmen and chief executive officers of the Company's principal competitors, the number of stock options Mr. Fery had outstanding, and the size of grants offered to the Company's other executive officers.

Other Compensation Plans. Each of the Company's executive officers is entitled to receive additional compensation in the form of payments, allocations, or accruals under various compensation and benefit plans. Based on advice from the Company's consultants, the Executive Compensation Committee believes that each of these plans or programs is an integral part of the overall compensation program which ensures that executive officers of the Company receive competitive compensation.

Executive Compensation Committee of the Board of Directors.

    Robert E. Coleman, Chairman
    Anne L. Armstrong
    Robert K. Jaedicke
    Paul J. Phoenix
    A. William Reynolds
    Edson W. Spencer
    Robert H. Waterman, Jr.
    Ward W. Woods, Jr.

PERFORMANCE GRAPH

     The following graph provides a comparison of the five-year cumulative total return (assuming reinvestment of dividends) for the Standard & Poor's 500 index, the Standard & Poor's paper and forest products company index, and the Company.

      Measurement Period          Boise Cas-     Paper & For-       S&P 500
    (Fiscal Year Covered)          cade Corp     est Products      Comp-Ltd
1988                                $100.00         $100.00         $100.00
1989                                 111.14          121.28          131.69
1990                                  68.50          109.57          127.60
1991                                  61.72          138.98          166.47
1992                                  60.36          158.91          179.15
1993                                  68.91          175.13          197.21

     In 1993, Boise Cascade's total return to shareholders was 14.17 percent, compared with 10.21 percent for the paper and forest products sector of the Standard & Poor's 500 and 10.08 percent for the Standard & Poor's 500 itself.

COMPENSATION TABLES

     The individuals named in the following table were the five most highly compensated executive officers of the Company during 1993. The table describes compensation earned by the named individuals during each of the last three years:

                            SUMMARY COMPENSATION TABLE
 ---------------------------------------------------------------------------------------------------------------
                                                                                   LONG-TERM
                                                                                  COMPENSATION
                                                                                     AWARDS
                                                  ANNUAL COMPENSATION             ------------
                                         --------------------------------------    SECURITIES
                                                                     OTHER         UNDERLYING
                                                                    ANNUAL          OPTIONS/        ALL OTHER
                                         SALARY($)   BONUS($)   COMPENSATION($)     SARS(#)      COMPENSATION($)
  NAME AND PRINCIPAL POSITION     YEAR      (1)        (2)            (3)             (4)              (5)
- ----------------------------------------------------------------------------------------------------------------
John B. Fery,                     1993   $619,500       $0          $   947          77,200          $65,646
Chairman of the Board and         1992    619,500        0            1,114               0           61,124
  Chief Executive Officer         1991    619,500        0            2,103          75,500           59,467
George J. Harad,                  1993    435,003        0              669          39,200           18,393
President and Chief               1992    420,000        0              153          28,200           43,747
  Operating Officer               1991    348,413        0            2,036          65,000           42,430
Peter G. Danis Jr.,               1993    366,000        0           87,437          22,300           40,407
Executive Vice President and      1992    360,750        0                0          16,000           39,392
  General Manager, Office         1991    345,000        0                0          21,800           38,671
  Products Distribution Division
Rex L. Dorman,                    1993    274,008        0              319          19,600           28,127
Senior Vice President and         1992    265,857        0            2,143          14,100           29,863
  Chief Financial Officer         1991    241,404        0            1,705          19,200           29,479
John H. Wasserlein,               1993    250,008        0            1,028          14,500           39,643
Senior Vice President and         1992    245,007        0            1,605          10,400           39,247
  General Manager, Publishing     1991    230,004        0            2,220          14,200           38,696
  and Packaging Paper Division;
  President, Boise Cascade
  Canada Ltd.
- ----------------------------------------------------------------------------------------------------------------

(1) Includes amounts deferred under the Company's SSRP and 1986 Executive Officer Deferred Compensation Plan. Messrs. Fery, Danis, Dorman, and Wasserlein did not receive a salary increase in 1993. The lower amount shown for Messrs. Danis, Dorman, and Wasserlein in 1992 compared with 1993 is because their last salary increase was effective in April 1992. Consequently, three months of salary for 1992 was paid at a lower rate.

(2) Payments, if any, under the Company's variable incentive compensation program.

(3) The amounts shown in this column reflect the amount of federal income tax incurred by the named executive and paid by the Company relating to various executive officer benefits. In addition, for 1993 the aggregate cost to the Company of providing perquisites received by Peter G. Danis Jr. is also reported and includes $77,659 of expenses incurred by the Company in connection with relocating Mr. Danis at the Company's request. The cost of all the various perquisites incurred by the Company during these years for each of the named executive officers, except for Peter G. Danis Jr. for 1993, is not included in this column, because the amount did not exceed the lesser of $50,000 or 10 percent of the executive's compensation during each year.

(4) Grants under the Company's 1984 Key Executive Stock Option Plan.

(5) Amounts disclosed in this column include the following:

- ----------------------------------------------------------------------------------------------------------------------

                                            COMPANY MATCHING        ACCRUALS OF
                                            CONTRIBUTIONS TO       ABOVE-MARKET                            COMPANY-
                                                THE 1986         INTEREST ON 1986         COMPANY        PAID PORTION
                                            EXECUTIVE OFFICER    EXECUTIVE OFFICER    ALLOCATIONS TO     OF EXECUTIVE
                                                DEFERRED             DEFERRED          THE EMPLOYEE      OFFICER LIFE
                                             COMPENSATION OR     COMPENSATION PLAN    STOCK OWNERSHIP     INSURANCE
                                    YEAR     SSRP PLANS ($)        BALANCES ($)          PLAN ($)        PROGRAMS ($)
- ---------------------------------------------------------------------------------------------------------------------

John B. Fery......................  1993         $26,019              $31,721             $ 1,600          $  6,306
                                    1992          26,019               27,523               1,600             5,982
                                    1991          28,966               22,724               2,000             5,777
George J. Harad...................  1993           6,720                6,758               1,600             3,315
                                    1992          17,640                5,493               1,600            19,014
                                    1991          16,145                3,909               2,000            20,376
Peter G. Danis Jr.................  1993          15,372               19,017               1,600             4,418
                                    1992          15,152               15,551               1,600             7,089
                                    1991          16,002               12,420               2,000             8,249
Rex L. Dorman.....................  1993          11,508               12,369               1,600             2,650
                                    1992          11,166                9,954               1,600             7,143
                                    1991          11,262                7,829               2,000             8,388
John H. Wasserlein................  1993          10,500               13,121               1,600            14,422
                                    1992          10,290               10,742               1,600            16,615
                                    1991          10,730                8,612               2,000            17,354
- ---------------------------------------------------------------------------------------------------------------------

Variable Incentive Compensation. Boise Cascade has a variable incentive compensation plan for executive officers. No awards were paid under this plan for 1991, 1992, or 1993, as indicated in the "Bonus" column of the Summary Compensation Table.

     As of December 31, 1993, all executive officers were participants in the plan, and about 610 nonofficer employees were participants in similar variable incentive plans for other key managers of the Company. Each of these plans provides for an award based upon the Company's return on equity, subject to adjustments by the board for major nonrecurring items and, in some cases, based upon performance of an operating division of the Company.

Stock Options. Under the Company's 1984 Key Executive Stock Option Plan ("KESOP"), the Executive Compensation Committee of the board of directors (see "Committees of the Board of Directors") may grant options to purchase shares of the Company's common stock to key employees, including executive officers of the Company and its subsidiaries. Among other items, the committee fixes the date of the grant, the duration of the option, the number of shares subject to the option, vesting requirements, and rights of optionees upon termination. The exercise price of all options granted under the plan must be no less than the fair market value of the Company's stock on the date of the grant. The plan will remain in effect until all stock subject to options has been purchased or the options expire. Options granted under this plan during 1993 were fully vested when granted. However, except for specific situations, the options are not exercisable until one year after the date of the grant. Under the plan, no options may be granted after July 24, 2004.

     The following table provides detailed information regarding option grants under the KESOP during 1993 to the five executives named in the Summary Compensation Table:

                                             OPTION/SAR GRANTS IN 1993
- --------------------------------------------------------------------------------------------------------------------
                                    INDIVIDUAL GRANTS                                               POTENTIAL
- ------------------------------------------------------------------------------------------      REALIZABLE VALUE
                                   NUMBER OF                                                    AT ASSUMED ANNUAL
                                   SECURITIES       PERCENT OF                                   RATES OF STOCK
                                   UNDERLYING     TOTAL OPTIONS/    EXERCISE                   PRICE APPRECIATION
                                  OPTIONS/SARS   SARS GRANTED TO     OR BASE                   FOR OPTION TERM(2)
                                    GRANTED        EMPLOYEES IN       PRICE     EXPIRATION   -----------------------
              NAME                    (#)          FISCAL YEAR      ($/SH)(1)      DATE        5%($)        10%($)
- --------------------------------------------------------------------------------------------------------------------
John B. Fery....................     77,200             8.4%         $ 21.25      7/30/03    $1,033,515   $2,608,395
George J. Harad.................     39,200             4.3            21.25      7/30/03       524,790    1,324,470
Peter G. Danis Jr...............     22,300             2.4            21.25      7/30/03       298,541      753,461
Rex L. Dorman...................     19,600             2.1            21.25      7/30/03       262,395      662,235
John H. Wasserlein..............     14,500             1.6            21.25      7/30/03       194,119      489,919
- --------------------------------------------------------------------------------------------------------------------

(1) Under the KESOP, the exercise price must be the fair market value at the date of grant.

(2) The dollar amounts in these columns are based on price appreciation calculations established by the SEC and are not intended to forecast possible future appreciation of the Company's common stock price. Based on these price appreciation calculations and an assumed beginning stock value of $21.25, the Company's outstanding common stock would be trading at $34.64 and $55.04 per share, respectively, which represents in aggregate a potential realizable increase in stock value for common stock shareholders of $509 million and $1.284 billion, respectively. The dollar amount shown for the five named executives is not discounted to present value and is prior to payment of federal and state taxes.

     The following table sets forth information concerning the year-end value of all unexercised stock options granted under the KESOP to the five executives named in the Summary Compensation Table. None of the named executives exercised options during 1993.


                       AGGREGATE OPTION/SAR EXERCISES FOR 1993 AND 1993 OPTION/SAR VALUES
- ------------------------------------------------------------------------------------------------------------------
                                                               NUMBER OF                        VALUE OF
                                                         SECURITIES UNDERLYING                UNEXERCISED
                                                          UNEXERCISED OPTIONS/                IN-THE-MONEY
                                                          SARS AT 12/31/93(#)         OPTIONS/SARS AT 12/31/93($)
                        NAME                           EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE(1)
- ------------------------------------------------------------------------------------------------------------------
John B. Fery.........................................        340,720/77,200                 $      0/173,700
George J. Harad......................................        198,051/39,200                  221,575/ 88,200
Peter G. Danis Jr....................................        115,984/22,300                   86,000/ 50,175
Rex L. Dorman........................................         92,768/19,600                   75,788/ 44,100
John H. Wasserlein...................................         84,302/14,500                   55,900/ 32,625
- ------------------------------------------------------------------------------------------------------------------

(1) "Value" in this table indicates the aggregate amount, if any, by which the common stock share price on December 31, 1993, exceeded the options' exercise price.

OTHER BENEFIT PLANS

Deferred Compensation. The Company has two nonqualified, unfunded, deferred compensation plans for executive officers. Participation in these plans is voluntary and requires that participants make an irrevocable deferral of a portion of their annual compensation.

     Under the 1982 Executive Officer Deferred Compensation Plan, individuals elected as executive officers prior to January 1, 1987, had an opportunity to defer not less than 6 percent or more than 10 percent of their total compensation earned during a period of four years. In addition, each participant could elect to have an amount of up to 3.6 percent of his or her compensation contributed to the plan by the Company in lieu of the Company matching contributions to the Company's Savings and Supplemental Retirement Plan ("SSRP"). This plan is not funded, but the cost to the Company is largely offset by participant salary deferrals. The benefit payable upon retirement at age 65 is determined by the amount of salary deferred, any amounts contributed by the Company, and the number of years to normal retirement age at the time of contribution. The benefits are payable in 180 monthly installments. Participants may also elect to receive their accrued account amount in a lump sum, subject to a 10 percent penalty and suspension for a specified period of time.

     The following table sets forth the contributions and benefits under the 1982 plan for the named individuals participating in the plan as of December 31, 1993.

- ----------------------------------------------------------------------------------------------------------------------
                                                               YEARS OF SERVICE
                                                               UPON ATTAINMENT      PARTICIPANT'S      ANNUAL BENEFIT
                                                                  OF AGE 65            DEFERRAL           AT AGE 65
- ----------------------------------------------------------------------------------------------------------------------
George J. Harad..............................................         38               $ 87,225           $ 118,120
Peter G. Danis Jr............................................         29                 91,275              88,152
John H. Wasserlein...........................................         37                 61,298              84,636
  ------------------------------------------------------------------------------------------------------------------

     A similar plan, the 1986 Executive Officer Deferred Compensation Plan, was amended in 1990 to extend its duration to December 31, 1995. Under the 1986 plan, executive officers may defer not less than 6 percent or more than 20 percent of their total annual compensation earned through December 31, 1995. A participant may elect to have an amount of up to 4.2 percent of his or her compensation contributed to the plan by the Company in lieu of the Company matching allocation under the ESOP fund of the SSRP. This matching contribution is reported under "All Other Compensation" in the Summary Compensation Table, as is the amount of "above-market interest" credited to the executives' accounts. Under the 1986 plan, which is essentially a defined contribution plan, interest on deferred amounts is accrued monthly at a rate equal to 130 percent of Moody's Composite Average of Yields on Corporate Bonds.

Pension Plan. The estimated annual benefits payable upon retirement at age 65 under the Company's Pension Plan for Salaried Employees for specified high-five-year average remuneration and years-of-service classifications are described in the following table:

                               PENSION PLAN TABLE

- --------------------------------------------------------------------------------------------
                                                  YEARS OF SERVICE
                  --------------------------------------------------------------------------
REMUNERATION             15           20           25           30           35           40
- --------------------------------------------------------------------------------------------
 $   200,000      $  37,500    $  50,000    $  62,500    $  75,000    $  87,500    $ 100,000
     250,000         46,875       62,500       78,125       93,750      109,375      125,000
     300,000         56,250       75,000       93,750      112,500      131,250      150,000
     400,000         75,000      100,000      125,000      150,000      175,000      200,000
     500,000         93,750      125,000      156,250      187,500      218,750      250,000
     600,000        112,500      150,000      187,500      225,000      262,500      300,000
     700,000        131,250      175,000      218,750      262,500      306,250      350,000
     800,000        150,000      200,000      250,000      300,000      350,000      400,000
     900,000        168,750      225,000      281,250      337,500      393,750      450,000
   1,000,000        187,500      250,000      312,500      375,000      437,500      500,000
- --------------------------------------------------------------------------------------------

     The pension plan entitles each vested employee, including executive officers, to an annual pension benefit at normal retirement equal to 1 1/4 percent of the highest average of any five consecutive years of salary and other compensation (as defined in the plan) out of the last ten years of employment, multiplied by the employee's years of service.

     The years of service determined under the provisions of the plan as of December 31, 1993, for each of the executive officers listed in the Summary Compensation Table were as follows: John B. Fery, 37; George J. Harad, 23; Peter
G. Danis Jr., 26; Rex L. Dorman, 28; and John H. Wasserlein, 24.

     For purposes of determining the benefit amount under the pension plan, an employee's base salary is used, plus amounts earned under the Company's variable incentive compensation program (only "Salary" and "Bonus" from the Summary Compensation Table). The Company-provided pension would, as of December 31, 1993, be based on the following compensation amounts, which represent the highest average of each executive's annual compensation during any five consecutive years for 1984 through 1993: Messrs. Fery, $850,844; Harad, $443,644; Danis, $435,768; Dorman, $291,438; and Wasserlein, $300,038.

     Benefits are computed (as in the foregoing table) on a straight-life annuity basis and are not subject to offset by social security or other retirement-type benefits. An employee is 100 percent vested in his or her pension benefit after five years of service, except for certain breaks in service. If an employee is entitled to a pension benefit under the Company's pension plan in excess of the limitations imposed by the Internal Revenue Code on tax-qualified plans, the Company has an unfunded Supplemental Retirement Policy, under which the excess benefits will be paid from the Company's general assets. The benefit earned under the qualified pension plan is reduced by deferred compensation under any nonqualified deferred compensation plan of the Company. The Company's Supplemental Retirement Policy will provide payments to the extent that participation in these deferred compensation plans has the effect of reducing an individual's pension benefit under the qualified plan.

     The plan provides that in the event of a change in control of the Company (as defined in the plan), the ability of the Company or its successor to recoup surplus plan assets, if any, will be restricted. In general, after a change in control, if (a) the plan is terminated, (b) the plan is merged or consolidated with another plan, or (c) the assets of the plan are transferred to another plan, then the surplus assets of the plan, if any, will be allocated among the participants and beneficiaries on a pro rata basis. This restriction may not be amended after a change in control without the consent of a majority (in number and interest) of plan participants and beneficiaries.

Supplemental Early Retirement Plan. The Company also has a Supplemental Early Retirement Plan for executive officers 55 years of age or older who have ten or more years of service with the Company and who retire or are requested to retire at the Company's convenience prior to the normal retirement age of 65. The plan pays the executive officer an early retirement benefit prior to age 65 equal to the amount of the officer's benefit calculated under the Pension Plan for Salaried Employees without reduction due to early retirement.

Savings and Supplemental Retirement Plan. The Company's Savings and Supplemental Retirement Plan ("SSRP") allows every salaried employee, 21 years of age or older, who works at least 20 hours per week (an "eligible employee") to contribute up to 16 percent of his or her compensation to the plan, subject to limitations prescribed by federal law (both pretax and after-tax contributions are permitted). Employee contributions are invested by the plan trustee, at the direction of the employee, in one of four investment funds, one of which is invested primarily in shares of the Company's common stock.

     The SSRP includes a leveraged employee stock ownership plan ("ESOP") component which holds shares of convertible preferred stock, Series D, of the Company. Each share of this preferred stock entitles the holder to one vote, subject to certain limitations, voting as a class together with the holders of the Company's common stock. Plan participants have the right to instruct the plan's trustee how to vote their shares and whether to tender the Company stock allocated to their accounts in the event of a tender offer for the Company's stock. Participants' voting instructions are held in confidence by the plan trustee. In accordance with plan provisions, all other shares of Company stock held by the plan (including unallocated shares and allocated shares for which no instructions are received) will be voted or tendered by the trustee in proportion to the instructions received by the trustee.

Executive Officer Agreements. The Company has entered into agreements with all the executive officers of the Company which formalize the Company's intention to pay severance benefits in the event that any of those persons' employment with the Company is terminated subsequent to a change in control of the

Company (as defined in the agreements). The board of directors believes that these executive officers have made and will continue to make substantial contributions to the Company and its future business prospects. The agreements are intended to induce the executive officers to remain in the employ of the Company and to help ensure that the Company and the board of directors will have the benefit of these executive officers' services without distraction in the face of a change in control of the Company. The agreements generally protect benefits the executive officers have already earned or have a reasonable right to expect, based on existing Company benefit plans, in the event of termination of employment.

     Under the agreements, benefits are paid if, after a change in control, the Company terminates the employee other than for cause, disability, or retirement (as defined in the agreements) or if the employee terminates his or her employment for good reason (as defined in the agreements). These severance benefits include: (a) the employee's salary through the termination date; (b) severance pay in accordance with the Company's Severance Pay Policy for Executive Officers, which is currently an amount equal to the employee's annual base salary; (c) vacation pay in accordance with the Company's Vacation Policy;
(d) an amount equal to any earned but unpaid bonus under the Key Executive Performance Plan for the year preceding termination and an award under the Key Executive Performance Plan equal to the greater of 30 percent of base salary prorated through the month in which termination occurs or the actual award through the end of the month prior to termination based upon the award criteria for the plan in which the employee is participating prorated through the month in which termination occurs; (e) a cash payment equal to the net value of stock options held by the employee (as determined in accordance with the agreements), plus an amount equal to tax offset bonuses, if any, which would be payable upon exercise of such options; (f) benefits under the Company's Supplemental Early Retirement Plan; and (g) certain additional retirement and other employee benefits. The agreements also provide that following such termination of employment, the Company will maintain, at the Company's expense, in full force and effect for up to one year, all employee benefit plans and programs in which the employee was entitled to participate immediately prior to the date of termination, or will substitute arrangements providing substantially similar benefits, and will also continue its participation in the Executive Officer Life Insurance Program until the insurance policy is fully paid. The agreements also provide that the Company will pay legal fees and expenses incurred by the employee to enforce his or her rights or benefits under the agreements.

Under the agreements, each executive officer is obligated to remain in the employ of the Company for a period of six months following the first potential change in control of the Company (as defined in the agreements). The aggregate amount of payments and other benefits (not including legal fees, if any) which would be paid pursuant to the executive officer agreements, if determined as of December 31, 1993, would be approximately as follows: Messrs. Fery, $1,055,354; Harad, $1,656,948; Danis, $664,693; Dorman, $521,759; and Wasserlein, $1,028,526
(payments which would be made subsequent to the termination date have been discounted as of December 31, 1993, in accordance with the requirements of
Section 280G of the Internal Revenue Code, at a rate of 5.83 percent). In the case of Messrs. Harad and Wasserlein, the aggregate amount of payments under these agreements would be significantly less if they had attained the age of 55 years and thereby were vested in the Company's Supplemental Early Retirement Plan. Actual payments at any future date, if made, may vary, depending in part upon the accruals under the variable compensation plans and benefit plans and upon the market price of the Company's common stock.

     Each agreement continues in effect until December 31, 1996, and is automatically extended on each January 1 for a new three-year period, unless by September 30 of the preceding year, the Company gives notice that it does not wish to extend the agreement. The agreements concisely summarize the Company's compensation plans, practices, and intent in the event of termination subsequent to a change in control of the Company. The board of directors believes the agreements are in the best interests of the Company and the shareholders.

Deferred Compensation and Benefits Trust. The Company has established a deferred compensation and benefits trust to ensure that participants and their beneficiaries under several of the Company's nonqualified and unfunded deferred compensation plans and the executive officer agreements will receive benefits they have earned and to which they are entitled in the event of a change in control of the Company (as defined in the plans and the agreements). Under the terms of the plans and agreements, the trust will be revocably funded in the event of a potential change in control. Upon any actual change in control, the funding will be irrevocable, and the trust will make payment to participants under the plans and agreements on behalf of the Company. The trustee's fees and expenses will be paid by the Company or out of the trust assets. The trust assets will be accessible to the claims of creditors of the Company in the event of bankruptcy or insolvency. The existence and any subsequent funding of the trust will not increase the benefits to which any individual participants are entitled under any of the covered plans and agreements.

Indemnification. The Company will indemnify, to the extent permitted by Delaware law, its directors and officers against liabilities (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors and officers. The Company has obtained insurance which insures, within stated limits, the directors and officers against these liabilities. The aggregate amount of the premium on the policies for 1993 was $925,159.

INFORMATION AVAILABLE TO SHAREHOLDERS

     The Company's 1993 Annual Report is being mailed to shareholders with this proxy statement. Copies of the 1993 Annual Report to shareholders and the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained without charge from the Company's Corporate Communications Department, One Jefferson Square, P.O. Box 50, Boise, Idaho 83728-0001. Financial statements are also on file with the Securities and Exchange Commission, Washington, D.C., and with the New York, Chicago, and Pacific Stock Exchanges.

SHAREHOLDER PROPOSALS

Shareholder Proposals in Company's Proxy Statement. Shareholders wishing to submit proposals for inclusion in the Company's proxy statement for the 1995 annual meeting of shareholders must submit their proposals for receipt by the Company not later than November 7, 1994.

Shareholder Proposals Not in Company's Proxy Statement. Shareholders wishing to present proposals for action at a meeting of the Company's shareholders must do so in accordance with the Company's bylaws. A shareholder must give timely notice of the proposed business to the Corporate Secretary. To be timely, a shareholder's notice must be in writing, delivered or mailed (postage prepaid) to and received by the Corporate Secretary not less than 60 days or more than 90 days prior to the meeting, provided, however, that if less than 65 days' notice or prior public disclosure of the date of the meeting is given to shareholders, notice by the shareholder, to be timely, must be received by the Corporate Secretary not later than the close of business on the seventh day following the day on which notice of the date of the meeting was mailed or public disclosure was made. For each matter the shareholder proposes to bring before the meeting, the notice to the Corporate Secretary must include: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting, (b) the name and record address of the shareholder proposing the business, (c) the class and number of shares of the Company's stock which are beneficially owned by the shareholder, and (d) any material interest of the shareholder in the business to be brought before the meeting.

     The chairman of the meeting may, if the facts warrant, determine and declare that the business was not properly brought before the meeting in accordance with the Company's bylaws.

Shareholder Nominations for Directors. In accordance with the Company's Restated Certificate of Incorporation and bylaws, shareholders wishing to directly nominate candidates for the board of directors must do so in writing, delivered or mailed (postage prepaid) to and received by the Corporate Secretary not less than 30 days or more than 60 days prior to any meeting of shareholders called for the election of directors, provided, however, that if less than 35 days' notice or prior public disclosure of the date of the meeting is given to shareholders, the nomination must be received by the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. The notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and, if known, residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the number of shares of stock of the Company which are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed about nominees in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the executed consent of each nominee to serve as a director of the Company if elected.

     The chairman of the meeting of shareholders may, if the facts warrant, determine that a nomination was not made in accordance with the proper procedures. If the chairman does so, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.

BENEFICIAL OWNERSHIP

     The table below sets forth certain information as of December 31, 1993, as to each person or entity known to the Company to be the beneficial owner of more than 5 percent of any class of the Company's voting securities:

- ------------------------------------------------------------------------------------------------------------------------
                                                                                        NUMBER OF  SHARES
                                                      NAME AND ADDRESS                     BENEFICIALLY         PERCENT
           TITLE OF CLASS                            OF BENEFICIAL OWNER                      OWNED             OF CLASS
- ------------------------------------------------------------------------------------------------------------------------
Common Stock,                       Dodge & Cox                                              2,073,578(1)          5.5%
  $2.50 Par Value                   35th Floor
                                    One Sansome Street
                                    San Francisco, CA 94104
Common Stock,                       Franklin Resources, Inc.                                 1,966,920(2)          5.2%
  $2.50 Par Value                   777 Mariners Island, Blvd.
                                    San Mateo, CA 94404
Common Stock,                       Sanford C. Bernstein & Co., Inc.                         3,399,372(3)          9.0%
  $2.50 Par Value                   One State Street Plaza
                                    New York, NY 10004
Common Stock,                       State Street Bank and Trust Company*                     3,035,655(4)          8.0%
  $2.50 Par Value                   225 Franklin Street
                                    Boston, MA 02110
                         ---------------------------------------------------------------
Convertible Preferred Stock,        State Street Bank and Trust Company, as Trustee for      6,395,047(5)          100%
  Series D                          the Boise Cascade Corporation Employee Stock
                                    Ownership Plan (ESOP)
                                    225 Franklin Street
                                    Boston, MA 02110
                         ---------------------------------------------------------------
Depositary Shares of Conversion     Scudder, Stevens & Clark, Inc.                             479,600(6)          5.6%
  Preferred Stock, Series E         345 Park Avenue
                                    New York, NY 10154
                         ---------------------------------------------------------------
Depositary Shares of Conversion     J.P. Morgan & Co., Incorporated                            759,500(7)          8.8%
  Preferred Stock, Series G         60 Wall Street
                                    New York, NY 10260
Depositary Shares of Conversion     Putnam Investments, Inc.                                 1,016,400(8)         11.8%
  Preferred Stock, Series G         One Post Office Square
                                    Boston, MA 02109

 *  Approximately 83.8 percent of these shares are held by State Street Bank and
    Trust Company in its capacity as trustee for the Company's employee savings plans.
- ------------------------------------------------------------------------------------------------------------------------

(1) Dodge & Cox reported on a Schedule 13G that it was the beneficial owner of 2,073,578 shares of the Company's common stock. This report indicates that Dodge & Cox has sole voting power and sole investment power for all 2,073,578 shares.

(2) Franklin Resources, Inc., reported on a Schedule 13G that it was the beneficial owner of 1,966,920 shares of the Company's common stock. This report indicates that Franklin Resources, Inc., has sole voting power for 1,913,020 shares, shared voting power for 12,500 shares, and shared investment power for all 1,966,920 shares.

(3) Sanford C. Bernstein & Co., Inc., reported on a Schedule 13G that it was the beneficial owner of 3,399,372 shares of the Company's common stock. This report indicates that Sanford C. Bernstein & Co., Inc., has sole voting power for 1,985,870 shares and sole investment power for all 3,399,372 shares.

(4) State Street Bank and Trust Company reported on a Schedule 13G that it was the beneficial owner of 3,035,655 shares of the Company's common stock. Included in the reported shares were 2,543,129 shares of Boise Cascade common stock held by State Street Bank and Trust Company as trustee for three of the Company's defined contribution plans, representing approximately 6.7 percent of the Company's common stock outstanding on that date. The trustee, subject to participants' directions, has voting and investment authority for these shares held in the Company's plans. State Street Bank and Trust Company has sole voting power for 229,727 shares and sole investment power for all 492,526 shares not held as trustee for the Company's benefit plans.

(5) State Street Bank and Trust Company, as trustee for the ESOP (described under "Savings and Supplemental Retirement Plan"), held 6,395,047 shares of the preferred stock. The shares of preferred stock held by the ESOP represent approximately 13.9 percent of the Company's voting securities outstanding as of December 31, 1993. The trustee, subject to participants' directions, has voting and investment authority for the ESOP shares. The shares of preferred stock held by the ESOP are convertible into approximately 5,138,868 shares of the Company's common stock, which would represent approximately 11.9 percent of the Company's common stock outstanding on December 31, 1993, assuming the shares of preferred stock were converted as of that date.

(6) Scudder, Stevens & Clark, Inc., reported on a Schedule 13G that it was the beneficial owner of 479,600 depositary shares of the Company's conversion preferred stock, Series E. This report indicates that Scudder, Stevens & Clark, Inc., has sole voting power for 66,200 depositary shares, shared voting power for 264,800 depositary shares, and sole investment power for all 479,600 depositary shares.

(7) J.P. Morgan & Co., Incorporated, reported on a Schedule 13G that it was the beneficial owner of 759,500 depositary shares of the Company's conversion preferred stock, Series G. This report indicates that J.P. Morgan & Co., Incorporated, has sole voting power for 540,200 depositary shares, shared voting power for 108,800 depositary shares, sole investment power for 650,700 depositary shares, and shared investment power for 108,800 depositary shares.

(8) Putnam Investments, Inc., reported on a Schedule 13G that it was the beneficial owner of 1,016,400 depositary shares of the Company's conversion preferred stock, Series G. This report indicates that Putnam Investments, Inc., has shared voting power for 8,250 depositary shares and shared investment power for all 1,016,400 depositary shares.

PROXIES AND VOTING AT THE MEETING

     As of March 3, 1994, the record date for the determination of shareholders entitled to vote at the meeting, 38,030,681 shares of the Company's common stock; 6,383,223 shares of the Company's convertible preferred stock, Series D; 862,500 shares of the Company's conversion preferred stock, Series E; and 862,500 shares of the Company's conversion preferred stock, Series G, were outstanding. Each holder of record of the outstanding shares of common stock and Series D, Series E, and Series G preferred stock on the record date is entitled to one vote for each share held on every matter submitted to the meeting. Holders of depositary shares, representing shares of Series E and Series G preferred stock, are entitled to direct the depositary how to vote the shares of Series E and Series G preferred stock held by the depositary. For voting purposes, each depositary share represents one-tenth share of Series E and Series G preferred stock.

     The trustee of the Employee Stock Ownership Plan fund of the Company's Savings and Supplemental Retirement Plan and the Boise Cascade Corporation Common Stock Fund of the Company's Savings and Supplemental Retirement Plan, Qualified Employee Savings Trust (QUEST), and Retirement Savings Plan (RSP) will vote the shares held in the trust in accordance with the voting instructions of the participants of the respective plans. Shares not voted by individuals and shares not yet allocated to individual accounts will be voted by the trustee in proportion to the instructions received from voting participants.

PROXY SOLICITATION

     The cost of soliciting proxies, including the cost of reimbursing brokers for forwarding proxies and proxy material to their principals, will be borne by the Company. Proxies also may be solicited personally or by telephone or electronic transmission by directors, officers, and other employees of the Company, but these persons will not be specially compensated for this service. The Company has retained D. F. King and Company Inc. at a fee estimated not to exceed $22,000, plus expenses, to aid in distributing materials and soliciting proxies.

YOU ARE REQUESTED TO PROMPTLY SIGN, DATE, AND RETURN THE ENCLOSED PROXY SO THAT IT WILL BE AVAILABLE FOR USE AT THE MEETING.

                                          A. James Balkins III
                                          Corporate Secretary

March 7, 1994

                                   [recycle logo]
            This Notice and Proxy Statement is printed on recycled-
          content ASPEN TM Lightweight Opaque Offset paper produced by
        Boise Cascade's papermakers at its Vancouver, Washington, mill.

                              [BOISE CASCADE LOGO]

                              [Boise Cascade Logo]

PROXY

BOISE CASCADE CORPORATION
One Jefferson Square, P.O. Box 50, Boise, Idaho 83728-0001

                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 22, 1994


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints John B. Fery, George J. Harad, and
John W. Holleran as proxies, each with the power to appoint his substitute. The proxies are appointed to represent and to vote all the shares of Boise Cascade Corporation stock held of record by the undersigned on March 3, 1994, at the annual meeting of shareholders to be held on April 22, 1994, and any adjournment thereof. The proxies are appointed with all the powers the undersigned would possess if personally present to vote upon matters noted below, as well as with discretionary authority to vote upon such other matters as may properly come before the meeting.

The Board of Directors recommends a vote FOR all nominees listed below and FOR proposal 2.

 1.  Election of Directors:

                    JOHN B. FERY         GEORGE J. HARAD
                    JAMES A. McCLURE     EDSON W. SPENCER

     ___ FOR all nominees

     ___ WITHHOLD AUTHORITY for all nominees

     WITHHOLD AUTHORITY for the following nominee(s) only:
       write name(s): ___________________________________
                      ___________________________________

 2. Appointment of Arthur Andersen & Co. as independent accountants for 1994.

                     ___ FOR    ___ AGAINST    ___ ABSTAIN

THIS PROXY WILL BE VOTED ACCORDING TO YOUR INSTRUCTIONS.  IF YOU
SIGN AND RETURN THE CARD BUT DO NOT VOTE ON ALL OF THESE MATTERS,
THEN PROPOSALS 1 AND 2, IF UNMARKED, WILL RECEIVE FOR VOTES.

This card provides voting authority for all holdings of Boise
Cascade shares, including depositary shares representing ownership of Series E preferred stock and Series G preferred stock.

Please sign exactly as name appears below and date this card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, give full title as such. When signing as a corporation, sign in full corporate name by an authorized officer. When signing as a partnership, sign in partnership name by an authorized person.

                    _____________________________ ___________
                    Signature of Shareholder      Date

                    _____________________________ ___________
                    Signature of Shareholder      Date


                   Forward this card to D.F. King (solicitor)
           or to Corporate Election Services (independent tabulator),
                    P.O. Box 1150, Pittsburgh, PA 15230-9954

Dear Shareholder:

The Boise Cascade Corporation annual meeting of shareholders will be held in the Company's corporate headquarters building in Boise, Idaho, at 10:00 a.m. MDT, April 22, 1994.

Shareholders of record on March 3, 1994, are entitled to vote, in person or by proxy, at the meeting. The proxy card attached to the bottom of this page is for your use in designating proxies and providing voting instructions.

The attached card serves both as a proxy designation (for shareholders of record, including those holding shares through the Dividend Reinvestment Plan) and as voting instructions (for Boise Cascade employee savings plan participants and holders of depositary shares representing ownership of Series E preferred stock and Series G preferred stock).

Please indicate your voting preferences on the card, SIGN and DATE the card, and return it to the independent tabulator in the envelope provided. YOUR VOTES ARE COMPLETELY CONFIDENTIAL.

                                                      Thank you.

               (fold and tear along perforation)

PROXY AND VOTING INSTRUCTION CARD       BOISE CASCADE CORPORATION
                                   ANNUAL MEETING OF SHAREHOLDERS
                                                   APRIL 22, 1994

The Board of Directors recommends a vote FOR all nominees listed below and FOR proposal 2.

 1.  Election of Directors:

                    JOHN B. FERY         GEORGE J. HARAD
                    JAMES A. McCLURE     EDSON W. SPENCER

     ___ FOR all nominees

     ___ WITHHOLD AUTHORITY for all nominees

     WITHHOLD AUTHORITY for the following nominee(s) only:
       write name(s): __________________________________________
                      __________________________________________

 2. Appointment of Arthur Andersen & Co. as independent accountants for 1994.

              ___ FOR    ___ AGAINST    ___ ABSTAIN


                    ____________________________  ___________
                    Signature of Shareholder      Date

                    ____________________________  ___________
                    Signature of Shareholder      Date

                    Shareholder(s) must sign as name(s) appear in account registration printed to the left.

Forward this card to Corporate Election Services,
P.O. Box 1150, Pittsburgh, PA  15230-9954

                 (Instructions on Reverse Side)

Printed on Cascade 60# Cover, which contains 10% postconsumer recycled fiber and is made at Boise Cascade's St. Helens mill.



PROXY AND VOTING INSTRUCTION CARD       BOISE CASCADE CORPORATION
                                   ANNUAL MEETING OF SHAREHOLDERS
                                                   APRIL 22, 1994


THIS PROXY AND THESE INSTRUCTIONS ARE SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS.

The undersigned appoints John B. Fery, George J. Harad, and
John W. Holleran as proxies, each with the powers the undersigned would possess if personally present and each with the power to appoint his substitute, to represent and vote all shares of Boise Cascade Corporation common stock held by the undersigned on March 3, 1994, at the annual meeting of shareholders to be held on April 22, 1994, and any adjournment thereof. This proxy also provides voting instructions for shares held by the undersigned in employee savings plans and for depositary shares representing ownership of Series E preferred stock and Series G preferred stock.



This proxy will be voted according to your instructions. If you sign and return the card but do not vote on all these matters, then proposals 1 and 2, if unmarked, will receive FOR votes.

This card also authorizes the proxies to vote, at their discretion, on any other matters properly coming before the meeting.


                 (To be SIGNED on other side)

                                 [LETTERHEAD]


March 7, 1994

Dear Boise Cascade Employee:

You are a shareholder of Boise Cascade stock, through your participation in one of the company's savings plans: the Savings and Supplemental Retirement Plan
(SSRP) Fund II and/or Fund V (ESOP), the Qualified Employee Savings Trust (QUEST) Fund III, or the Retirement Savings Plan (RSP) Fund III. You are entitled to instruct the trustee as to how to vote shares held by the plan in which you participate at the company's annual meeting of shareholders on April 22, 1994. Please take this opportunity to vote.

Enclosed is a proxy and voting instruction card that applies to the shares held through the savings plan you participate in and any other shares of common or preferred stock you hold of record in the same name. PLEASE MARK YOUR INSTRUCTIONS ON THE CARD, SIGN, AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

If you do not vote, the trustee will vote your interest in the plan based on the instructions received from other plan participants.

Your individual voting instructions will be received and tabulated by Corporate Election Services, Inc., in Pittsburgh, Pennsylvania, an independent tabulator. Your instructions must be received by Corporate Election Services no later than 8 a.m., Eastern daylight time, on Thursday, April 21, 1994.

YOUR VOTE IS COMPLETELY CONFIDENTIAL. Please take the time to exercise your right to vote.

Very truly yours,

A. James Balkins III



AJB/MR31222C

Enclosures